Agreement

THIS AGREEMENT dated as of Effective Date of Agreement (ie. December 20, 2006) between Rogue Silicates Inc., of 7234 N. Applegate Rd., Grants Pass, Or. 97527 (the "1st Party'') and Advanced Mineral Technologies Inc. (AMT INC.), 0[233 Rogue River Hwy. Box 1074 Grants Pass, Or. 97527 (the "2nd Party").

IN CONSIDERATION of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which 15 hereby acknowledged, the parties agree as follows:

1. 1st Term of Agreement: AMT INC. wishes to contract Rogue Silicates Inc. to mine and process clay from the Rogue mines. Rogue agrees to do this for sixty dollars ($60.00) per ton at the mine site to a ten mesh size. Rogue has an account with Industrial Minerals of Sacramento, California to process any material to a finer mesh, the cost is Two Hundred Seventy Five Dollars ($275.00) per hour.

2. 2nd Term of Agreement: Rogue Silicates owns two 5 acre mill sites, (Rogue Mm Site # 1 and # 2) by Hwy 230 one of them will be leased to AMT Inc. for Two Hundred Dollars $200.00) per year.

3. 3rd Term of Agreement: Rogue will handle mining, processing and shipping for AMT Inc. A minimum run will be 10,000 tons, an escrow account is to be set up at Liberty Bank, Union Street Branch, Grants Pass, Or, to pay for the operation.

4. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and stands in the place of any previous agreement, whether oral or in writing. The parties agree that no amendment to this Agreement shall be binding upon the parties unless it is in writing and executed by both parties.

5. This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators and assigns of each of the parties hereto.

6. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

7. The parties acknowledge that this Agreement may be negotiated and transmitted between the parties by means of a facsimile machine and that the terms and conditions agreed to are binding upon the parties. Upon the Agreement being accepted, copies of the facsimile will be validated by both parties forthwith.



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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

/s/Ray Huckaba
For Rogue Silicates
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1st pary

/s/Charles Hamilton
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2nd party
Pres. AMT Inc.